EXHIBIT 12
                                                               ----------

                   NEWELL RUBBERMAID INC. AND SUBSIDIARIES
       STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                      (IN MILLIONS, EXCEPT RATIO DATA)


                                                                          Quarter Ended              Nine Months Ended
                                                                          September 30,                September 30,
                                                                      2002           2001           2002           2001
                                                                      ----           ----           ----           ----
      Earnings available for fixed charges:
         Income before income taxes and cumulative
            effect of accounting change                              $114.0        $130.2         $325.5         $305.5
         Fixed charges:
            Interest expense                                           29.7          32.3           84.1          107.2
            Portion of rent determined to be interest (1)               9.8           9.0           29.7           26.6
            Minority interest in income of subsidiary trust             6.7           6.7           20.0           20.0
            Equity earnings                                               -          (1.7)          (0.7)          (5.4)
                                                                     ------        ------         ------         ------
                                                                     $160.2        $176.5         $458.6         $453.9
                                                                     ======        ======         ======         ======
      Fixed charges:
         Interest expense                                             $29.7         $32.3          $84.1         $107.2
         Portion of rent determined to be interest (1)                  9.8           9.0           29.7           26.6
         Minority interest in income of subsidiary trust                6.7           6.7           20.0           20.0
                                                                     ------        ------         ------         ------
                                                                      $46.2         $48.0         $133.8         $153.8
                                                                     ======        ======         ======         ======
      Ratio of earnings to fixed charges                               3.47          3.68           3.43           2.95
                                                                     ======        ======         ======         ======


   (1) A standard ratio of 33% was applied to gross rent expense to approximate the interest portion of short-term and long-term leases.